Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Form S-4

(Form Type)

B. Riley Principal 150 Merger Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities
	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	—	—	—	—	—	—	—	—	—	—	—	—
Fees Previously Paid	Equity(1)	Common Stock, $0.0001 par value per share	457(c)	73,464,590 shares	$10.09	$741,257,713	$0.0000927	$68,714.59	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$741,257,713		$68,714.59
	Total Fees Previously Paid							$68,714.59
	Total Fee Offsets							$0
	Net Fee Due							$0

(1)	Based on the maximum number of shares of B. Riley Principal 150 Merger Corp. Class A common stock, par value $0.0001 per share, estimated to be issued or reserved for issuance in connection with the business combination described herein (the “Business Combination”). The B. Riley Principal 150 Merger Corp. Class A common stock will be reclassified as common stock, par value $0.0001 per share (“New FaZe common stock”) of FaZe Holdings, Inc. (“New FaZe”) upon the filing of the Amended and Restated Certificate of Incorporation with the Delaware Secretary of State upon completion of the Business Combination. Such maximum number of shares of New FaZe common stock is based on the sum of (a) 50,353,646 shares of New FaZe common stock (including restricted stock awards) to be issued to the holders of equity securities of FaZe Clan Inc., (b) 16,670,117 shares of New FaZe common stock underlying or exchangeable for unexercised vested stock options (assuming on a net exercise basis) at the closing of the Business Combination and (c) 6,440,827 shares of New FaZe common stock subject to vesting upon the satisfaction of certain earn-out conditions, assuming no redemptions by stockholders of B. Riley Principal 150 Merger Corp and an estimated exchange ratio as of May 6, 2022 of 2.27 that is used elsewhere in this Registration Statement. Pursuant to Rule 416(a) promulgated under the Securities Act, there are also being registered an indeterminable number of additional shares of New FaZe common stock as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)	Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is calculated as the product of (i) 73,464,590 shares of New FaZe common stock and (ii) $10.09, the average of the high and low trading prices of B. Riley Principal 150 Merger Corp. Class A common stock on December 29, 2021 (within five business days prior to the date of the first public filing of this Registration Statement).